Exhibit 107

Filing Fee Table

F-1

(Form Type)

HW Electro Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares(2)	Rule 457(o)	–	–	$800,000	0. 00015310	$122.48
	Total Offering Amounts					$800,000		$122.48
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$122.48

(1)	American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-276132). Each ADS represents one ordinary share.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions. Represents only the additional ADSs being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form F-1, as amended (File No. 333-278974).